Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Mount Logan Capital Inc., formerly known as Yukon New Parent, Inc. on Form S-8 to be filed on or about December 4, 2025 of our reports dated February 13, 2025 and February 20, 2024, on our audits of the consolidated financial statements of 180 Degree Capital Corp. as of December 31, 2024 and December 31, 2023 and for each of the years ended December 31, 2024 and December 31, 2023, which reports were included in the Annual Reports of 180 Degree Capital Corp. on Form N-CSR filed February 14, 2025 and February 20, 2024, respectively.

/s/ EisnerAmper LLP

EISNERAMPER LLP
New York, New York
December 4, 2025